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                                                                       EXHIBIT 5



                                BRYAN CAVE LLP
                         700 Thirteenth Street, N.W.
                         Washington, D.C.  20005-3980


                              September __, 1997


Saliva Diagnostic Systems, Inc.
11719 NE 95th Street
Vancouver, WA  98682


Ladies and Gentlemen:

         We have acted as counsel to Saliva Diagnostic Systems, Inc. (the "Company") in connection with the registration by the Company of up to 4,559,632 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), which include (i) 571,429 shares which have been and may be issued in accordance with the terms of a Common Stock Subscription Agreement dated June 30, 1997 by and between the Company and The Tail Wind Fund Ltd. ("Tail Wind") (the "Tail Wind Agreement"); (ii) 2,220,000 shares which have been issued in accordance with the terms of a Common Stock Subscription Agreement dated June 30, 1997 by and among the Company and certain other investors; (iii) 1,428,571 shares which have been and may be issued in accordance with the terms of a Common Stock Subscription Agreement dated as of August 22, 1997 by and between the Company and David Freund (the "Freund Agreement"); (iv) 100,000 shares which may be issued upon the exercise of warrants granted to Tail Wind (the "Tail Wind Warrants"); (v) 194,632 shares which may be issued upon the exercise of warrants granted to Grayson & Associates, Inc. (the "Grayson Warrants"); and (vi) 45,000 shares which were issued upon the exercise of warrants purchased by Brian Brammel (collectively, the "Shares"). A Registration Statement on Form S-3 covering resales of the Shares (Registration No. 333-33429), has been filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

         In connection herewith, we have examined and relied as to matters of fact upon such certificates of public officials, certificates or copies certified to our satisfaction of the Certificate of Incorporation and Bylaws of the Company (each amended through the date hereof), proceedings of the Board of Directors of the Company and other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

         In rendering the following opinion, we have assumed the genuineness of all signatures on al documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company. In addition, we have assumed that the certificates for the Shares conform to the specimen thereof examined by us and have been duly registered and countersigned by the Company's transfer agent, assumptions which we are not independently verifying by inspection.





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         Based on the foregoing, we are of the opinion that the Shares are duly and validly authorized and, as issued or when issued upon the exercise of the Grayson Warrants and the Tail Wind Warrants in accordance with their terms or when otherwise issued in accordance with the terms and conditions of the Tail Wind Agreement and the Freund Agreement, as the case may be, the Shares are or will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement on Form S-3 and to the use of our name under the caption "Legal Matters" in the Prospectus filed as a part thereof.

                                             Very truly yours,



                                             Bryan Cave LLP